Exhibit 99.1

DaVita Announces Change for Medicaid

Patients Seeking Affordable Care Act Plan Coverage

DENVER (Oct. 31, 2016) – DaVita Kidney Care (“DaVita”), a division of DaVita Inc. (NYSE: DVA), a leading provider in kidney care services, today announced information concerning its patients enrolled in plans governed by the Affordable Care Act (“ACA”).

With open enrollment starting tomorrow, and in light of recent statements from the Centers for Medicare & Medicaid Services (“CMS”), DaVita announced that, effective immediately, it will suspend support for applications to the American Kidney Fund (“AKF”) for charitable premium assistance by patients enrolled in minimum essential Medicaid coverage who are seeking additional coverage on a 2017 ACA Plan.

Background and Patient Concerns

U.S. dialysis providers are required to provide comprehensive education to their patients, including information regarding their insurance options and the availability of financial support, such as premium tax credits or charitable assistance. This requirement has been in place since well before the ACA. DaVita has a disciplined, compliant process to provide this education to its patients. Since the implementation of the ACA in 2014, DaVita has included information about individual market plans in its patient education.1

Since the implementation of the ACA, a subset of DaVita’s Medicaid patients have opted to obtain additional coverage through ACA Plans. In pursuing this additional coverage, they were seeking – and often obtained – access to services beyond dialysis, including access to specialty physicians, more comprehensive drug coverage, increased chance of qualifying for transplantation, and coverage for out-of-state services. While Medicaid patients are eligible to enroll in individual market plans, as confirmed in guidance by CMS2, only a small number have done so, and those who do typically rely on charitable premium assistance, from the AKF or otherwise, because they are ineligible for federal premium tax credits.

[1]	Individual market plans include both on-exchange and off-exchange plans (collectively “ACA Plans”). On-exchange plans, often referred to as “Marketplace plans,” are purchased through the federal or state program and allow individuals to seek premium tax credits. Off-exchange plans are purchased directly from the issuers. Both impact the same risk pool and, as a result, the information provided here refers to both on-exchange and off-exchange plans.
[2]	CMS’s RFI and accompanying letter to dialysis facilities erroneously implied that it is unlawful to enroll a Medicaid beneficiary in an ACA Plan, citing to Social Security Act Section 1882(d)(3)(i)(II) in its letter to dialysis facilities. In fact, that statute prohibits someone from selling a Medicare beneficiary unnecessary Medicare supplemental insurance that merely duplicates their existing coverage, and is inapplicable to this situation. Further, Medicaid benefits are often limited; an ACA Plan is not merely duplicative of Medicaid; and CMS itself has repeatedly recognized that Medicaid beneficiaries are eligible to enroll in an ACA Plan, just not eligible for federal premium tax credits or federal subsidies. https://www.cms.gov/CCIIO/Programs-and-Initiatives/Health-Insurance-Marketplaces/Downloads/Complex-Sits-Webinar-FINAL.pdf 3/20/2016, page 26; https://www.cms.gov/CCIIO/Resources/Fact-Sheets-and-FAQs/Downloads/PDM-Round-3-FAQ-8-1-16.pdf.

The change announced today will affect approximately 2,000 patients, or about one percent of DaVita’s total patient population, who have pre-existing minimum essential Medicaid coverage and obtained additional coverage through ACA Plans. If CMS establishes a policy to restrict access by Medicaid patients to ACA Plans or the use of charitable assistance for such plans, these patients likely will revert back to Medicaid-only coverage.

Approximately 3,000 additional DaVita patients are enrolled in an ACA Plan and not in Medicaid. Most of these patients came to DaVita with individual market coverage or other commercial coverage already in place, and many are not eligible for any other type of coverage. About half of these patients access charitable premium assistance, either in addition to or instead of premium tax credits. If charitable premium assistance were no longer available to them, thousands of dialysis patients across the U.S. are at risk of becoming uninsured.

“We were thrilled to present ACA coverage options to our patients, since for some of them this meant opportunities for much improved care,” said Kent Thiry, chairman and CEO of DaVita. “While our analysis indicates that dialysis patients account for less than 2% of the overall medical costs in ACA Plans, we understand the financial pressures in the risk pool. We stand ready to work with all stakeholders to preserve the intent of the ACA within a sustainable rate and regulatory structure. If CMS opts to restrict Medicaid patients’ access to ACA Plans, we are prepared to offer special rates for patients that CMS and issuers are willing to grandfather, in order to avoid disruption and preserve their improved benefits and care.”

Financial Impact

Because Medicaid reimburses for dialysis at a lower rate than ACA Plans, DaVita estimates that a policy change that prevents patients with minimum essential Medicaid coverage from accessing charitable premium assistance to enroll in ACA Plans would result in a reduction in its annualized operating income of up to approximately $140 million before any offsets. If CMS were to issue a broader ruling that made access to charitable premium assistance unavailable to all ESRD patients on ACA Plans, the estimated financial impact would increase by up to $90 million, based on our estimate that a significant number of ESRD patients would lose their ACA coverage and end up completely uninsured, while others could continue the coverage with federal subsidies.

DaVita looks forward to continuing a collaborative dialogue with regulators and issuers on efforts to strengthen the sustainability of the ACA and continue to provide clarity and access to coverage for patients in the future. We will provide additional details on our third quarter earnings call on Wednesday, November 2, 2016.

About DaVita Kidney Care

DaVita Kidney Care is a division of DaVita Inc., a Fortune 500® company that, through its operating divisions, provides a variety of health care services to patient populations throughout the United States and abroad. A leading provider of dialysis services in the United States, DaVita Kidney Care treats patients with chronic kidney failure and end stage renal disease. DaVita Kidney Care strives to improve patients’ quality of life by innovating clinical care, and by offering integrated treatment plans, personalized care teams and convenient health-management services. As of June 30, 2016, DaVita Kidney Care operated or provided administrative services at 2,293 outpatient dialysis centers located in the United States serving approximately 185,000 patients. The company also operated 127 outpatient dialysis centers located in 11 countries outside the United States. DaVita Kidney Care supports numerous programs dedicated to creating positive, sustainable change in communities around the world. The company’s leadership development initiatives and social responsibility efforts have been recognized by Fortune, Modern Healthcare, Newsweek and WorldBlu. For more information, please visit DaVita.com.

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General Media	Investor Relations
Kate Stabrawa	Jim Gustafson
303-876-7527	310-536-2585
Kate.stabrawa@davita.com	jim.gustafson@davita.com